Exhibit 21

SUBSIDIARY OF CANTERBURY PARK HOLDING CORPORATION

Subsidiaries	Jurisdiction of Incorporation
Canterbury Park Concessions, Inc.	Minnesota

The subsidiary is 100%-owned directly by Canterbury Park Holding Corporation.  The financial statements of such subsidiary are included in the Consolidated Financial Statements of Canterbury Park Holding Corporation.